EXH10-27

                        SHARE PURCHASE AMENDING AGREEMENT


         THIS AGREEMENT made this 15th day of September between MIDDLE EAST SPECIALIZED CABLES CO. ("the Purchaser") and FIBERCORE INCORPORATED ("the Company") a Nevada Corporation.

         WHEREAS the Purchaser entered into a Share Purchase Agreement of the 13th day of April 1995 for the purchase 200,000 shares of the Company upon certain terms and conditions as more particularly set forth in the said agreement;

         AND WHEREAS the Company amalgamated with Venturecap, Inc. pursuant to the terms of an agreement and plan of reorganization dated the 18th day of July 1995;

         WHEREAS pursuant to terms of the amalgamation agreement and plan of reorganization the authorized share capital of Venturecap Inc. at the time of the merger would be increased to 100,000,000 Common shares and 10,000,000 shares of preferred stock with a par value of $.001 per share and the shares of the shareholders of FiberCore Incorporated would be converted to shares of Venturecap Inc. on an exchange ratio of 3.6713070 of Venturecap Inc. for each share of FiberCore Incorporated held;

         AND WHEREAS the shares of the Company which the Purchaser agreed to purchase pursuant to the April 13th Agreement have not yet been issued and it is desirable to clarify and define the number or shares and warrants which will now be issued to the Purchaser as a result of the merger and alteration in authorized share capital of the merged company.

         NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained the parties agree as follows:

1. SECTION 1 of the Agreement of April 13th 1995 between the parties is hereby amended by deleting Sections 1 "Offer", Section 2 "Acceptance" and Section 3 "Delivery of Shares and Warrants" and substituting the following new Sections 1, 2 and 3 therefor:

                  Offer

         1.1 The Purchaser hereby agrees to subscribe for and purchase 734,262 shares of the Company at the purchase price of $1.36191 in two blocks of 367,131 and shares subject to the conditions hereinafter set forth.

         1.2 Upon execution and delivery of this agreement by both parties the Purchaser will pay to the Company the sum of $500,000 against delivery of the first block of 367,131 shares of the Company subject to the terms and conditions of this offer (the "first closing").


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         1.3      Upon  acceptance  of the offer and in addition to the delivery of the 367,131 shares of FiberCore to the Purchaser, the Company shall:

                  a) deliver into escrow 312,061 shares of the FiberCore in consideration of the Purchaser and its partners agreeing to enter into a contact for the exclusive supply of FiberCore products to the MEFC Joint Venture. The escrowed shares are to be released to the Purchaser upon the completion and execution of the product supply contract between the Company and MEFC;

                  b) deliver into the escrow 550,696 warrants, granting the Purchaser the right to purchase 550,696 common shares of FiberCore Incorporated for a purchase price of $1.63429 per share exercisable in whole or in part at any time within a 2 year period. The escrowed warrants are to be delivered as further consideration for the Purchaser and its partners agreeing to enter into the contract for the exclusive supply of
                           FiberCore products to the MEFC Joint Venture. The warrants are to be delivered to the Purchaser immediately following execution of the product supply agreement by the MEFC Joint Venture;

                  c) deliver into escrow 238,635 shares of FiberCore to be released to the Purchaser immediately upon the Purchaser exercising its rights to purchase shares pursuant to the terms of the warrants referred to in clause 1.3 (b).

         1.4 The offer for the second block of shares is conditional upon the parties hereto reaching an agreement as to the terms of a joint venture company, Middle East Fiber Cables Co. ("MEFC") to be formed in the Kingdom of Saudi Arabia to engage in the manufacture and sale of fiber optic products and to sell and distribute such products throughout the Middle East, Africa and Turkey.

         1.5 Upon execution by all of the partners of MEFC of all of the documents required to complete the formation MEFC and to define the respective interest, obligation and restrictions on each of the joint venture partners including the exclusive product supply agreement with the Company, the Purchaser will pay to the Company the further sum of $500,000 against delivery of the second block of 367,131 Shares subject to the terms and conditions of this offer (the "second closing") and the Vendor shall cause to be delivered to the Purchaser:

                  a) the 312,061 shares of the Company referred to in clause 1.3 (a);

                  b)       the 550,696 warrants referred to in clause 1.3 (b);

                  c) confirmation by the escrow agent that the 238,635 shares of the Company are being held for release to the purchaser pending exercise of the warrants referred to in clause 1.3 (b).


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                  Acceptance

         2.1 The Company agrees to sell to the Purchaser 734,264 Shares at the subscription price of $1.36191 per Share in two blocks of 367,132 Shares each subject to the terms and conditions of this offer and to deliver the 312,061 shares of the Company referred to in clause 1.3(a), the 550,696 warrants referred to in clause 1.3(b) and the 238,635 shares referred to in clause 1.3(c) to the Escrow Agent approved by the Purchaser. The company further agrees that upon receipt of the purchase price for the second block of 367,131 Shares, the entire amount of the said purchase price ($500,000.00) for the said block of shares shall be invested in MEFC as a capital contribution to the joint venture by Company of its wholly owned subsidiary and the Company or its subsidiary shall acquire a 15% interest in MEFC upon payment of the said funds.

                  Delivery of Shares and Warrants

         3.1 At the first closing upon payment of the purchase price for the first block of 357,131 shares, the Company shall deliver to the Purchaser one or more stock certificates registered in the name of the Purchaser, an executed escrow agreement and a confirmation from the Escrow Agent that the shares and the warrants referred to in clause 1.3 have been delivered to the escrow agent for release pursuant to the terms of this Agreement. Within two business days prior to the first closing, the Purchaser shall notify the Company in writing of the names in which all shares and warrants are to be registered.

         3.2 At the second closing and upon the payment of the purchase price for the second block for Shares, the Company shall deliver to the Purchaser one or more stock certificates registered in the name of the Purchaser or in such name or names as may be designated by the Purchaser and delivery of the shares referred to in clause 1.3(a) and the warrants referred to in clause 1.3(b) registered in the name of the Purchaser or in such name or names as may be designated by the Purchaser.

2. All other terms, warranties and representations contained in the agreement of April 13th, 1995 between the parties (other than the representation as to the authorized capital of the company which has been increase to 100,000,000 Common shares and 10,000,000 shares of preferred stock with a par value of $.001 per share) are hereby confirmed and remain in full force and effect.


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         IN WITNESS WHEREOF that parties hereto have caused this Agreement to be executed by their duly authorized representatives the day and year first above written.

                                   MIDDLE EAST SPECIALIZED CABLES CO.

                                   per:___/s/______________________________

                                   FIBERCORE, INC.

                                   per:___/s/______________________________